Exhibit 4.2

Execution Version

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (the “Agreement”) is entered into and effective as of January 18, 2022 by and among Power & Digital Infrastructure Acquisition Corp., a Delaware corporation ( “XPDI”) (to be renamed “Core Scientific, Inc.” effective as of the Closing (as defined below), or “New Core”), Core Scientific Holding Co., a Delaware corporation (“Core”), Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) and Computershare Inc., a Delaware corporation (“Computershare Inc.”), and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (collectively with Computershare Inc., “Computershare”).

WHEREAS, XPDI and Continental have previously entered into a warrant agreement, dated as of February 9, 2021 (the “Warrant Agreement”) governing the terms of XPDI’s outstanding warrants (the “Warrants”) to purchase shares of Class A common stock, par value $0.0001 per share, of XPDI (“Class A common stock”);

WHEREAS, each whole Warrant entitles the holder thereof to purchase one share of Class A common stock, for $11.50 per share, subject to adjustment as described herein;

WHEREAS, XPDI has entered into that certain Agreement and Plan of Merger and Reorganization (as amended on October 1, 2021 and December 29, 2021, and as may be further amended in accordance with its terms, the “Merger Agreement”), dated as of July 20, 2021, by and among XPDI, XPDI Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of XPDI (“Merger Sub”), and Core, providing for a business combination transaction, pursuant to which (a) in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Merger Sub will merge with and into Core (the “First Merger”), with Core surviving the First Merger as a wholly owned subsidiary of XPDI (the “Surviving Corporation”), (b) in accordance with the DGCL, on the day after the date on which the First Merger is consummated, but in any event as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into XPDI (the “Second Merger”), with XPDI surviving the Second Merger and (c) in accordance with the Delaware Limited Liability Company Act (“DLLCA”) and Nevada Revised Statutes, as amended, promptly following the Second Merger, but in any event on the same day as the Second Merger, Blockcap, Inc., a Nevada corporation, will merge with and into Core Scientific Acquired Mining LLC, a Delaware limited liability company (the “Third Merger Sub” and together with Merger Sub, “Merger Subs” and each, individually, a “Merger Sub”) (the “Third Merger” and together with the First Merger and the Second Merger, the “Business Combination”), with Third Merger Sub surviving the Third Merger as a wholly owned subsidiary of XPDI;

WHEREAS, upon the Effective Time (as defined in the Merger Agreement), holders of the Class A common stock will receive a number of shares of Common Stock, par value $0.0001 per share, of New Core (“New Core Common Stock”) based on an adjusted equity value of New Core pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, pursuant to Section 4.5 of the Warrant Agreement, upon the Effective Time (as defined in the Merger Agreement) (the “Closing”), the Warrants will represent the right of the holders thereof to purchase shares of New Core Common Stock;

WHEREAS, as a result of the foregoing, the parties hereto wish for XPDI to assign to New Core all of XPDI’s rights and interests and obligations in and under the Warrant Agreement and for New Core to accept such assignment, and assume all of XPDI’s obligations thereunder, in each case, effective upon the Closing;

WHEREAS, effective upon the Closing, New Core wishes to appoint Computershare to serve as successor Warrant Agent and Transfer Agent under the Warrant Agreement; and

WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as Warrant Agent and Transfer Agent under the Warrant Agreement, as hereby amended, to Computershare, Computershare wishes to assume all of such rights, interests and obligations and New Core wishes to approve such assignment and assumption.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Assignment and Assumption of Warrant Agreement. XPDI hereby assigns, and New Core hereby agrees to accept and assume, effective as of the Closing, all of XPDI’s rights, interests and obligations in, and under the Warrant Agreement (as amended hereby) and Warrants. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean New Core; (ii) shares of “Common Stock” shall mean shares of New Core Common Stock; and (iii) the “Board of Directors” or the “Board” or any committee thereof shall mean the board of directors of New Core or any committee thereof. New Core hereby assumes, and agrees to pay reasonable remuneration (pursuant to the Warrant Agent fee schedule mutually agreed upon), perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Warrant Agreement arising from and after the Closing.

2. Appointment of Successor Warrant Agent and Transfer Agent. New Core hereby appoints Computershare to serve as successor Warrant Agent and Transfer Agent under the Warrant Agreement and Continental hereby assigns, and Computershare hereby agrees to accept and assume, effective as of the Closing, all of Continental’s rights, interests and obligations in, and under the Warrant Agreement and Warrants, as Warrant Agent and Transfer Agent. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement and the Warrants to the “Warrant Agent” or “Transfer Agent” shall mean Computershare. Any notice, statement or demand authorized by the Warrant Agreement to be given or made by the holder of any Warrant or by XPDI to or on the Warrant Agent pursuant to Section 9.2 shall be delivered to:

Computershare Trust Company, N.A.

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attn: Client Services

Email: Fran.Musso@computershare.com

3. Replacement Instruments. Following the Closing, upon request by any holder of a Warrant, New Core shall issue a new instrument for such Warrant reflecting the adjustment to the terms and conditions described herein and in Section 4.5 of the Warrant Agreement.

4. Amendment to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained herein, effective as of the Closing, including the following:

a.

The preamble is amended by (i) deleting “Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (the “Company”)” and replacing it with “Core Scientific, Inc., a Delaware corporation (the “Company”)”; (ii) deleting “Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”)” and replacing it with “Computershare Inc., a Delaware corporation (“Computershare Inc.”), Computershare Trust Company, N.A., a federally chartered trust company and a wholly owned subsidiary of Computershare Inc. ( together with Computershare Inc., in such capacity as warrant agent, the “Warrant Agent,” also referred to herein as the “Transfer Agent”).”

b.	The recitals are hereby deleted and replaced in their entirety as follows:

“WHEREAS, Power & Digital Infrastructure Acquisition Corp. (“XPDI”) has entered into those certain Subscription Agreements with each of The Obsidian Master Fund, HC NCBR Fund and BlackRock Credit Alpha Master Fund L.P. (each, a “BlackRock Entity” and collectively, the “BlackRock Entities”), pursuant to which the BlackRock Entities, among other things, have purchased an aggregate of 1,253,333 warrants (including those issued pursuant to the exercised Over-allotment Option (as defined therein)) in a private placement simultaneously with the closing of the Offering, bearing the legend set forth in Exhibit B hereto (the “BlackRock Warrants”), at a purchase price of $1.50 per BlackRock Warrant;

WHEREAS, XPDI has entered into that certain Private Placement Warrants Purchase Agreement, with XPDI Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor has purchased an aggregate of 5,013,334 warrants (including those issued pursuant to the exercised Over-allotment Option (as defined therein)) simultaneously with the closing of the Offering, bearing the legend set forth in Exhibit B hereto (together with the BlackRock Warrants, the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant;

WHEREAS, XPDI consummated an initial public offering (the “Offering”) of XPDI’s units, each such unit comprised of one share of Class A common stock (as defined below) and one-fourth of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver up to 8,625,000 redeemable warrants (including an additional 1,125,000 redeemable warrants issued pursuant to the exercised Over-allotment Option) to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”);

WHEREAS, each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of XPDI, par value $0.0001 per share (“Class A common stock”), for $11.50 per share, subject to adjustment as described herein;

WHEREAS, XPDI has filed with the Securities and Exchange Commission (the “Commission”) the Registration Statement on Form S-1, File No. 333- 252355 (as amended to date, the “Registration Statement”), and a prospectus (the “Prospectus”), for the registration, under the Securities Act, of the Units, the Public Warrants and the shares of Class A common stock included in the Units;

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of XPDI and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of XPDI, and to authorize the execution and delivery of this Agreement;

WHEREAS, XPDI has entered into that certain Agreement and Plan of Merger and Reorganization (as amended on October 1, 2021 and December 29, 2021, and as may be further amended in accordance with its terms, the “Merger Agreement”), dated as of July 20, 2021, by and among XPDI, XPDI Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of XPDI (“Merger Sub”), and Core, providing for a business combination transaction, pursuant to which (a) in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Merger Sub will merge with and into Core (the “First Merger”), with Core surviving the First Merger as a wholly owned subsidiary of XPDI (the “Surviving Corporation”), (b) in accordance with the DGCL, on the day after the date on which the First Merger is consummated, but in any event as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into XPDI (the “Second Merger”), with XPDI surviving the Second Merger and (c) in accordance with the Delaware Limited Liability Company Act (“DLLCA”) and Nevada Revised Statutes, as amended, promptly following the Second Merger, but in any event on the same day as the Second Merger, Blockcap, Inc., a Nevada corporation, will merge with and into Core Scientific Acquired Mining LLC, a Delaware limited liability company (the “Third Merger Sub” and together with Merger Sub, “Merger Subs” and each, individually, a “Merger Sub”) (the “Third Merger” and together with the First Merger and the Second Merger, the “Business Combination”), with Third Merger Sub surviving the Third Merger as a wholly owned subsidiary of XPDI;

WHEREAS, pursuant to the Merger Agreement and Section 4.5 of this Agreement, as of the Effective Time (as defined in the Merger Agreement), each of the issued and outstanding Private Placement Warrants and Public Warrants shall no longer be exercisable for Class A common stock but shall instead become exercisable (subject to the terms and conditions of this Agreement) for New Core Common Stock (each a “Warrant” and collectively, the “Warrants”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

As a result of the foregoing, all references in the Warrant Agreement and the amendments to the Warrant Agreement below to “Common Stock” shall be references to New Core Common Stock.

c. The penultimate sentence of Section 3.3.2 is hereby amended by deleting the reference to “Section 4.6” and replacing it with “Section 4.7”.

d. Section 3.3.5 is hereby amended by deleting the phrase “Continental Stock Transfer & Trust Company, as” and replacing it with the word “its”.

e. Section 4.6 is hereby amended by replacing the first full sentence of Section 4.6 with the following sentence:

“Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give reasonably prompt written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.”

f. Section 4.6 is hereby amended by adding, immediately after the first full sentence of Section 4.6, the following sentence:

“The Warrant Agent shall be entitled to rely on such notice and any adjustment or statement therein contained and shall have no duty or liability with respect thereto and shall not be deemed to have knowledge of any such adjustment or any such event requiring adjustment unless and until it shall have received such notice.”

g. Section 5.1 is hereby amended and restated in its entirety as follows:

“5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer together with any evidence of authority that may be reasonably required by the Warrant Agent. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request and at the Company’s expense.”

h. Section 5.5 is hereby amended to add the following as the final sentence thereof.

“The Warrant Agent may countersign a Definitive Warrant Certificate in manual of facsimile form.”

i. Section 7.4 is hereby amended by adding new subsections 7.4.3, 7.4.4 and 7.4.5 to the end thereof as follows:

“7.4.3. Calculation of Common Stock to be issued on Cashless Exercise. In connection with any cashless exercise of Warrants, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no duty under this Agreement to determine, the number of Common Stock to be issued on such cashless exercise, and the Warrant Agent shall have no duty or obligation to calculate or confirm whether the Company’s determination of the Common Stock to be issued on such exercise is accurate.

7.4.4. Delivery of Warrant Exercise Funds. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.

7.4.5. Cost Basis Information. The Company hereby instructs the Warrant Agent to record cost basis for newly issued shares (whether pursuant to a cash exercise or a cashless exercise) in accordance with instructions by the Company. If the Company does not provide such cost basis information to the Warrant Agent as outlined above, then the Warrant Agent will treat those shares issued hereunder as uncovered securities or the equivalent, and each holder of such shares will need to obtain such cost basis information from the Company.”

j. Section 8.1 is hereby amended and restated in its entirety as follows:

“8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Class A common stock upon the exercise of the Warrants, but neither the Company nor the Warrant Agent shall be obligated to pay any transfer taxes in respect of the Warrants or such shares.”

k. Section 8.3.1 is hereby amended and restated in its entirety as follows:

“Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration (as may be agreed upon in writing by the Company and the Warrant Agent) for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all of its reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

l. Section 8.4.1 is hereby amended and restated in its entirety as follows:

“Reliance on Company Statement. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering, or omitting to take any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by a person reasonably believed in the absence of bad faith by the Warrant Agent to be the Chief Executive Officer, the Chief Financial Officer, the President, Secretary or Chairman of the Board of the Company (each an authorized officer); and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reasonable reliance upon such certificate. Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.”

m. Section 8.4.2 is hereby amended and restated in its entirety as follows:

“Indemnity; Limitation on Liability. The Company also covenants and agrees to indemnify the Warrant Agent for, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, reasonable and documented third party cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) (“Losses”) that may be paid, incurred or suffered by it, or which it may become subject, other than such Losses arising in connection with the gross negligence, bad faith or willful misconduct on the part of the Warrant Agent (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered, or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of enforcing its rights hereunder. The Warrant Agent shall be liable hereunder for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be limited to and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Warrant Agent is being sought. Anything to the contrary notwithstanding, in no event will the Company or the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Company or the Warrant Agent, as applicable, has been advised of the likelihood of such loss or damages, and regardless of the form of action. The provisions under Section 8.4 shall survive the expiration of the Warrant and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”

n. Section 8.5 is hereby amended and restated in its entirety as follows:

“Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things shall account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants. The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants or Common Stock with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants, any holders of Common Stock or any other Person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.”

o. Section 8.6 is hereby deleted in its entirety.

p. The following provisions are hereby incorporated into Section 8 in the numerical order set forth below:

“8.6 Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such advice or opinion in the absence of Warrant Agent’s bad faith, fraud, gross negligence or willful misconduct (each as must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Any reimbursement for legal counsel shall be limited to reasonable and documented out-of-pocket expenses.

8.7 Reliance on Agreement and Warrants. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

8.8 No Responsibility as to Certain Matters. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible for any change in the exercisability of the Warrant any adjustment required under this Agreement or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities to be issued pursuant to this Agreement or any Warrant or as to whether any other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable.

8.9 Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

8.10 No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it reasonably believes in the absence of bad faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.11 No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.12 Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

8.13 Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

8.14 Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.

8.15 Authorized Officers. The Warrant Agent shall be fully authorized and protected in relying upon written instructions received from any authorized officer of the Company and shall not be liable for any action taken, suffered or omitted to be taken by, the Warrant Agent in accordance with such advice or instructions.

8.16 Bank Accounts. All funds received by Computershare Inc. under this Agreement that are to be distributed or applied by Computershare Inc. in the performance of services hereunder (the “Funds”) shall be held by the Computershare Inc. as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare Inc. in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare Inc. will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare Inc. shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare Inc. in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare Inc. may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare Inc. shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

8.17 Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemics, pandemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, disruptions in public utilities, strikes and lock-outs, war, or civil unrest.

8.18 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services hereunder shall remain confidential, and shall not be disclosed to any other person, until the second anniversary of the earlier of the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

8.19 Further Assurances. The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.”

q. Section 9.2 is amended such that the address of Power & Digital Infrastructure Acquisition Corp. (with a copy to Kirkland & Ellis LLP) shall be changed to the address of Core Scientific, Inc. (with a copy to Cooley LLP) as follows:

Core Scientific, Inc.

106 E 6th Street, Suite 900-145

Austin, Texas 78701

Attn: Michael Trzupek, Chief Financial Officer

Email:

with a copy to:

Todd DuChene, General Counsel

Email:

with a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Avenue, NW

Washington, DC 20004

Attn: Daniel S. Peale

Email: dpeale@cooley.com

r. Section 9.8 is hereby amended to add the following sentences to the end thereof:

“No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. Upon the delivery of a certificate from an authorized officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.8, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement.”

s. Section 9.9 is hereby amended by replacing the last full sentence of Section 9.9 with the following sentence:

“Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable, provided, however, that if such invalid or added provision provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.”

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

6. Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

7. Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

8. Entire Agreement. This Agreement and the Warrant Agreement, as hereby amended constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

9. Indemnification. The Company agrees to indemnify and hold Computershare harmless from and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) that may be paid, incurred or suffered by it, or which it may become subject arising out of the assignment contemplated hereunder in connection with events occurring before the date of this Agreement, except as a result of Computershare’s gross negligence, willful misconduct or bad faith (which gross negligence, bad faith, or willful misconduct must be determined by a final non-appealable judgment of a court of competent jurisdiction).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

By:	/s/ Pat Eilers
	Name:	Patrick C. Eilers
	Title:	Chief Executive Officer

CORE SCIENTIFIC, INC.

By:	/s/ Todd DuChene
	Name:	Todd DuChene
	Title:	Chief Compliance Officer, General Counsel and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
	Name:	Erika Young
Title:

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE, INC., On behalf of both entities

By:	/s/ Thomas Borbely
	Name:	Thomas Borbely
	Title:	Senior Manager, Corporate Actions

[Signature Page to Assignment, Assumption and Amendment Agreement]